Exhibit 99.1

XpresSpa Reports Continued Progress in Strengthening Operations

at The ICR Conference

Domestic Comparable Store Sales Increased 10.2% in December and 7.7% during Fourth Quarter 2019; Best Quarterly Performance of the 2019 Fiscal Year

NEW YORK, January 14, 2020 - XpresSpa Group, Inc. (Nasdaq: XSPA) (“XpresSpa” or the “Company”), a health and wellness company, today provided a business update on the Company’s preliminary financial results for the quarter and fiscal year ended December 31, 2019 that demonstrates the Company’s continued progress in strengthening operations.

ICR Conference Participation

XpresSpa will present at the 22nd Annual ICR Conference today, Tuesday, January 14, 2020 at the Grande Lakes Hotel and Resort in Orlando, Florida. The presentation will begin at 4:00 PM Eastern Time and will be webcast live and later archived.

The webcast and accompanying presentation can be accessed from Investor Relations section of the Company’s website at http://xpresspagroup.com.

Preliminary Fourth Quarter 2019 Sales Results

•	December domestic comparable store sales increased 10.2%, representing the best monthly result since January 2017.
•	Domestic comparable store sales increased 7.7%, representing the third consecutive quarter of positive comparable store sales growth and best quarterly result of 2019.

Preliminary Full Year 2019 Sales Results

•	Domestic comparable store sales increased 4.2%.

Doug Satzman, XpresSpa’s CEO, stated, “Our preliminary results for domestic comparable store sales demonstrate strong progress in our business turnaround and exemplify our positioning as the health and wellness destination for the modern traveler. During the fourth quarter, we took full advantage of the busy holiday season by servicing our clients with exceptional spa treatments while providing them with a vast array of relevant in-spa products for purchase, including our expanded Calm retail collection and new Persona™ vitamin products. In fact, domestic comparable store sales for December rose a promising 10.2%, our best month since January 2017.”

XpresSpa recently opened its newest spa, located in Concourse E of Hartsfield-Jackson Atlanta International Airport in December.

Mr. Satzman continued, “We are thrilled to have opened our fourth spa in Hartsfield-Jackson Atlanta International Airport, where we already have considerable brand awareness and a loyal guest following. As the nation’s busiest airport by passengers served, the Atlanta market is strategically important to XpresSpa and we are therefore excited that we can now delight guests with our health and wellness services and exclusive luxury travel products and accessories across spas in Concourses A, C, D, and E.”

Mr. Satzman added, “Our portfolio optimization continues as we closed two tertiary spas in JFK International Airport at the end of December which had a negative contribution to our operations. We only have one more low sales volume spa targeted for an out-of-cycle spa closure in spring 2020, which will complete the systematic pruning of underperforming locations that I identified when joining the business almost one year ago. We are also looking to the future and therefore plan to open several spas in 2020 within successful, existing markets along with new markets, particularly internationally, where we already operate some of our most profitable locations.”

As XpresSpa moves forward with new spa opening opportunities and reinvestments into its existing spa network, it will also continue evaluating working capital financing options to invest in growing its domestic and international portfolio for 2020 and beyond. With the support of its senior lender, B3D, LLC, the Company has completed a $1 million financing that leverages future credit card receivables from select domestic stores. XpresSpa may also explore other financing options in the future to support opportunistic expansion.

Mr. Satzman concluded, “Lastly, we intend to build on what we have already accomplished by extending our comparable store sales momentum, improving four-wall margins and managing G&A through effective cost management at the store and corporate level. We also intend to forge new strategic partnerships with brands that share our commitment to health and wellness and can further monetize our desirable real estate and affluent customer base.”

Preliminary Results

Our financial statements for the quarter and fiscal year ended December 31, 2019 are not yet available and our independent registered public accounting firm, CohnReznick LLP, has not completed its review of any financial statements for such period. Our expectations with respect to our unaudited results for the period discussed above are based upon management estimates. Such results are preliminary and subject to revision based upon the completion of our quarter and year-end financial closing process and are not meant to be comprehensive for this period. Following the completion of our quarter and year-end financial closing process and review by our independent registered public accounting firm, we may report financial results that could differ from these estimates. While we believe that the above information and estimates are based on reasonable assumptions, our actual results may vary, and such variation may be material. Factors that could cause the preliminary financial data and estimates to differ include, but are not limited to: (i) additional adjustments in the calculation of, or application of accounting principles, for the financial results for the quarter and year ended December 31, 2019; (ii) discovery of new information that affects accounting estimates and management’s judgment underlying these estimated results; and (iii) the completion of the review by our independent registered public accounting firm of our financial results for the quarter and year ended December 31, 2019.

About XpresSpa Group, Inc.

XpresSpa Group, Inc. (Nasdaq: XSPA) is a health and wellness holding company. XpresSpa Group’s core asset, XpresSpa, is a leading airport retailer of spa services and related products, with 51 locations in 25 airports globally. XpresSpa offers services that are tailored specifically to the busy travel customer. XpresSpa is committed to providing exceptional customer experiences with its innovative premium spa services, as well as exclusive luxury travel products and accessories. XpresSpa serves almost one million customers per year at its locations in the United States, Netherlands, and the United Arab Emirates. To learn more about XpresSpa Group, visit: www.XpresSpaGroup.com. To learn more about XpresSpa, visit www.XpresSpa.com

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XpresSpa Group as of today's date and are not guarantees of the future performance of the company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in XpresSpa Group’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning XpresSpa Group, or other matters and attributable to XpresSpa Group or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XpresSpa Group does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Relations:

ICR

Raphael Gross

(203) 682-8253